EXHIBIT 10.10

         AGREEMENT made this 01 day of January, 1997, between Wade B. Cook (hereinafter called the Author); whose residence address is 31005 SE 40th Street, Fall City, WA 98024, whose citizenship is USA and Lighthouse Publishing Group, Inc. (hereinafter called the Publisher):
whose principal place of business is at 14675 Interurban Avenue South, Seattle, WA 98168.

I. GRANT OF RIGHTS

                                   The Author hereby grants, assigns, and
                              transfers to the Publisher the following exclusive rights and privileges to and in connection with a Work, presently entitled Stock Market Miracles which Work is a novel.

                                   A. The sole and exclusive book publication
                              rights in the United States, its territories, dependencies, and possessions, the Republic of the Philippines, and Canada, and the right to sell copies of the Work in the open market throughout the world.

                                   B. The sole and exclusive subsidiary
                              publication and performance rights set forth in
                              Article VIIA below. These subsidiary publication and performance rights are granted to the Publisher for the United States, its territories, dependencies and possessions, the Republic of the Philippines, and Canada, and include the right to authorize others to exercise in any foreign country any of the rights granted to the Publisher.

II. COPYRIGHT
                                   It is understood and agreed that the
                              copyright shall be secured by the Publisher in the name of Wade B. Cook and the Publisher is hereby authorized to take all steps required to secure such copyright in the United States of America. The Publisher agrees to print an appropriate copyright notice in each and every copy of the published work and to require all parties to whom it grants licenses in connection with the work to do the same. The party in whose name copyright is registered shall hold for the benefit of the other such rights as the equities hereby created may prescribe. Unless it specifically agrees to do so in writing, the Publisher shall not be responsible for securing any copyright outside the United States of America.
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III. MANUSCRIPT
                                   The Author agrees to deliver to the Publisher
                              not later than January 31, 1997 three finally revised copies of the manuscript, approximately 70,000 words in length, satisfactory in form, style, and content and acceptable to the Publisher in its sole judgment and discretion.

     FORM OF MANUSCRIPT
                                   A. Unless otherwise agreed in writing, the
                              Author shall furnish promptly and free of charge to the Publisher, complete and ready for reproduction, all drawings, maps, photographs, charts and designs which are a part of or necessary to the text. If the Author fails to supply any necessary drawings, maps, photographs, charts and designs in satisfactory form and within the specified time, the Publisher shall have the right to have them made and the charges and expenses of making them shall be paid for by the Author.

                                   B. The Publisher may, at his discretion,
                              cause an index to be made of the work and charge the cost thereof against any sums due the Author hereunder.

     AUTHOR COMPLIANCE
                                   C. The provisions as to satisfaction and
                              acceptability to the Publisher and time of delivery of such copy are material terms of this agreement and upon the Author's failure to comply with any of such provisions, the Publisher may at its option by written notice to the Author terminate this agreement, whereupon the Author shall return to the Publisher all amounts which it may have advanced to him. In such event, if the manuscript should be completed subsequently, the Author shall nevertheless be obligated to offer the same to the Publisher, which at its option, shall have the right to publish the same upon the terms of the agreement.

     CORRECTIONS
                                   D. If the Publisher is directed by the Author
                              to make alterations in any proofs form final copy as delivered which shall cost more than ten per cent of the cost of composition of the Work, the Author agrees to pay said excess. The Author shall pay in full for any corrections in the plates which he requires or which are necessary for the correction of actual errors after the plates have been made in conformity with the last proof as corrected by the Author. The Publisher shall upon request keep the Author informed of such excess charges.
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    SUBSEQUENT REVISIONS
                                   E. When the Publisher considers it necessary,
                              it shall have the right in its sole discretion to call upon the Author to revise the Work, and the Author shall make such revisions. The provisions of this agreement shall apply to revision of the Work by the Author as though any such revision were the original Work being published for the first time, except that the manuscript of the revised Work shall be delivered in final form by the Author to the Publisher within a reasonable amount of time; further, no initial payment shall be made in connection with such revision. Should the Author not provide the revision within a reasonable time, or should the Author be deceased, the Publisher may have the revision done and charge the cost of such revision against royalties due or that may become due the Author, and may display in the revised Work, and in advertising, the name of the person or persons who revised the Work.

    RETYPING
                                   F. If in the opinion of the Publisher it is
                              considered expedient to have the manuscript retyped in as many copies as shall be necessary, the cost of such retyping shall be borne by the Author.

    PUBLISHER'S DETERMINATION
                                   G. The Publisher shall be free to prepare the
                              manuscript of the Work for the printer in such manner as shall be consonant with their publishing house style. All details as to the manner of publication, distribution and advertising, including the format and price of the Work in its manufactured form and the number and distribution of free copies, shall be left to the sole discretion of the Publisher.

                                   H. The Publisher will use the same care in
                              protecting the manuscript and other material supplied to it hereunder as is its customary practice in protecting similar material in its possession, but it shall not be liable for damages, if any, resulting from the loss or destruction of such materials, or any part thereof.

IV. ADVANCE
                                   The Publisher will pay to the Author as an
                              advance payment against all monies accruing to the Author under this agreement the sum of: None.

V. ROYALTIES
                                   A. The Publisher shall pay to the Author the
                              following royalties on regular net sales, other than sales falling within (B) through (F) below on
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                              the Retail selling price of each copy sold: 10% on
                              first 7,500 copies; 12.5% on next 2,500 copies and 15% thereafter.

   EXPORT SPECIAL DISCOUNT
                                   B. Where copies are sold for export or where
                              copies are sold in quantities sufficient to justify special discounts of forty-nine per cent of the retail price or more, the royalty shall be 10 percent on the sums actually received. No royalties shall be paid on sales at discounts of 70 percent or more.

   LIMITED REPRINT EDITION
                                   C. The Publisher shall pay the Author one
                              half of the stipulated royalty, as stated above, on all copies sold from a reprinting of 3,500 copies or less, made after one year from the date of the first publication, this reduced royalty being provided by reason of the increased cost of manufacturing of small reprintings, to enable the Publisher to keep the Work in print and circulation as long as possible.

   SALE OF SHEETS
                                   D. Where sheets are sold, except as a
                              remainder, the percentage of royalty shall be the same as for bound books and shall be calculated on the net amount received by the Publisher.

    MAIL ORDER                     E. [TEXT DELETED]

    LOWER PRICE EDITIONS           F. [TEXT DELETED]

    FREE COPIES
                                   G. No royalties shall be paid on copies
                              furnished gratis to the Author, or for review, advertising, samples or like purposes.

    EXCERPTS PERMISSIONS
                                   H. The Author grants sole and exclusive
                              rights to the Publisher in the exercise of its discretion, to grant permission to publish extracts from the Work, whether or not a fee shall be collected on the Work for such use, the Publisher warranting to make no gratuitous grants of permissions, except as shall, in its estimate, advance the sale of the Work or enhance the public esteem of the Author; the Publisher shall pay to the Author one half of all sums of money received as compensation for such grants of permission to reprint extracts.

                                   The Publisher is authorized to permit
                              publication of the Work in Braille, or
                              photographing, recording and/or microfilming the Work for the physically handicapped without payment of fees and without compensation to the
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                              Author, providing no compensation is received by
                              the Publisher. In case a compensation is received, the Publisher shall pay the Author fifty per cent (50%) of the proceeds.

VI. REMAINDERS--OVERSTOCK
                                   A. If, in the opinion of the Publisher, the
                              Work shall become unsalable in the ordinary channels of the trade the Publisher may at its option sell part or all of the remaining copies as "remainders" after first informing the Author of its intention to do so.

                                   B. The Author shall receive a royalty of ten
                              per cent of the amount of the Publisher's sale price secured over the cost of production for all copies of overstock which the Publisher deems it expedient to sell at "remainder" prices, i.e., at less than half of the catalog retail price, except when these are sold at or below cost, in which case no royalty shall be paid.

VII. SUBSIDIARY RIGHTS
                                   A. The further and additional rights referred
                              to in this agreement are hereby defined to include the rights enumerated below, and are to be shared by the Author and the Publisher in the percentage indicated, less only such direct expenses, including agent's commissions, as shall be incurred by the Publisher in disposing of such rights:

                                                                 To        To
                                                               Author  Publisher

                              1) Abridgement, condensation,
                                 or digest ...................   50%       50%
                              2) Anthology or quotation.......   50%       50%
                              3) Book clubs or similar
                                 organizations ...............   50%       50%
                              4) Reprint......................   50%       50%
                              5) Special editions.............   50%       50%
                              6) Second serial and syndication
                                 (including reproduction in
                                 compilations, magazines,
                                 newspapers, or books) .......   50%       50%

                                   B. All revenue derived from the sale of
                              rights not specifically enumerated, whether now in existence or hereinafter coming into existence, shall be shared equally by the Author and the Publisher.

                                   C. All such rights shall be disposed of by
                              the sale, lease, license, or otherwise by the Publisher who for that purpose is constituted the attorney-in-fact of the Author. The Author agrees to sign, make, execute, deliver and acknowledge
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                              all such papers, documents and agreements as may
                              be necessary to effectuate the grants hereinabove contemplated. In the event that the Author shall fail to do so, they may be signed, executed, delivered and acknowledged by the Publisher as the attorney-in-fact of the Author with the same full force and effect as if signed by the Author.

                                   All sums due under this Agreement shall be
                              paid to the Author's agent United Support
                              Association/Wade Cook Seminars or other designated agent whose receipt shall be a full and valid discharge of the Publisher's obligations and who shall act with the authority of the Author in all matters arising out of this agreement.

IX.  PUBLICATION DATE
                                   The Publisher, in consideration of the rights
                              granted, agrees to publish the work at its own expense, in such style or styles as the Publisher deems most advisable, not later than 3 months after the Publisher's acceptance of the final revised manuscript (except on account of late delivery of manuscript by the Author, strikes, fires, other contingencies beyond the control of the Publisher or its suppliers, or advisability of postponement because of prospective advantageous trade conditions, in which event publication shall be postponed.)

X. OPTION                          [TEXT DELETED]

XI. AUTHOR'S WARRANTY
                                   A. The Author represents and warrants to the
                              Publisher: (a) that the work is original; (b) that he is the sole author and proprietor thereof, and has full power to enter into this agreement; (c) that the work has not heretofore been published in whole or in part in volume form and that he has not entered into or become subject to any contract, agreement or understanding with respect thereto other than this agreement; (d) that if published it will not infringe upon any proprietary right at common law, or any statutory copyright, or any other right whatsoever; and (e) that it is innocent, and contains no matter whatsoever that is obscene, libelous, in violation of any right of privacy, or otherwise in contravention of law. The Author shall indemnify and hold harmless the Publisher against any damage or judgment, including court costs and attorneys' fees, which may be sustained or recovered against the Publisher by reason of the publication or sale of the Work, arising from anything contained therein. Author shall also reimburse the Publisher for all expenses including court costs, attorneys' fees and amounts paid in settlement, sustained by the Publisher in resisting any claim, demand,
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                              suit, action or proceeding asserted or instituted
                              against the Publisher based upon the publication or sale of the Work by reason of anything contained therein.

     PLAINTIFF ACTION
                                   B. The Author hereby grants to the Publisher
                              the right, if copyright is in the Author's name,
                              to bring in the name of the Author as plaintiff or
                              complainant, any action or proceeding for the
                              enjoining of an infringement of the copyright in
                              the said Work and for any damages resulting
                              therefrom, and the net amount recovered after
                              deducting all expenses of suit shall be divided
                              equally between the Author and Publisher. The
                              copyright shall be assigned by either party to the
                              other on demand, when necessary for bringing,
                              defending or maintaining a copyright action under
     COPYRIGHT ASSIGNMENT     this agreement, after the termination of which
                              action the copyright shall on demand be
                              reassigned.

     COMPETING WORKS
                                   C. The Author will not, without the written
                              consent of the Publisher, write, print, publish or produce, or cause to be written, printed, published or produced, during the continuance of this contract, any other edition of said Work or any work in any form of a similar character or title tending to interfere with or injure the sale of the Work in any manner.

     AUTHOR'S PERMISSIONS
                                   D. The Author agrees, in the event that the
                              Author plans to incorporate in the Work any writings or composition previously published elsewhere, to obtain and deliver to the Publisher proper and complete written permission and authorization to reprint same from the owner of the copyright covering same.

XII. WITHDRAWAL OF WORK
                                   In case the Publisher fails to keep said Work
                              in print and for sale and, after written demand from the Author, declines or neglects to reprint the Work within six months and to offer it for sale, or in the event that, after one year from the date of the first publication, the Work in the opinion of the Publisher is no longer merchantable or profitable, and it gives one month's notice to the Author of its desire and intention to discontinue publication, this contract shall terminate and all rights preserved, with any plates of illustrations furnished by the Author and any remaining copies and sheets shall be transferred to the Author, provided that the Author shall pay the manufacturing costs (including composition) of such plates and the
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                              manufacturing cost of such remaining copies or
                              sheets, in default of which payments the Publisher shall have the rights to destroy any plates and to sell remaining copies or sheets at cost or less, without payment of royalty to the Author upon such copies or sheets. In case of the termination of the contract, if the copyright is in the name of the Publisher it shall assign said copyright to the Author.

                                   The Work shall not be considered to be out of
                              print if it is on public sale in any printed edition, in the United States, or if there shall be in existence a contract for cheap edition publication which provides for publication within six (6) months after the work is out of print in the regular edition.

XIII. BANKRUPTCY
                                   A. If a petition in bankruptcy (as
                              distinguished from reorganization or arrangement) shall be filed by the Publisher, or shall be filed against the Publisher and finally sustained, the Author shall have the right to buy back at his option to be exercised in thirty days the rights of publication at their fair market value, to be determined by agreement, together with any plates or remaining copies of sheets, at their fair market value, this also to be determined by agreement, and thereupon this contract shall terminate. However, no reversion of rights under this clause shall take place until after the Author has repaid to the Publisher any indebtedness incurred by him and still outstanding under this agreement. If this agreement contains a clause of option on future books by the Author, such clause shall become null and void in event of the Publisher's bankruptcy or receivership.

      AUTHOR'S EXAMINATION
                                   B. The Author, upon his written request,
                              shall have the right to examine or cause to be examined through certified public accountants the books of account of the Publisher insofar as such books of account shall relate to the Work. If such examination shall reveal errors of accounting (other than those arising from an interpretation of this agreement) amounting to a sum in excess of ten percent of the total royalties earned in the period under examination to the Author's disadvantage, the costs of such examination shall be borne by the Publisher, otherwise such costs shall be borne by the Author.

XIV.  SEMI-ANNUAL STATEMENTS
      PAYMENTS
                                   The Publisher agrees to render semi-annual
                              statements of account to March 31st and September
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                              30th of each year, on the succeeding July 1 and
                              January 1 and to make settlements in cash or about said last mentioned dates. In making accountings, the Publisher shall have the right to allow for a reasonable reserve against returns and nonpayment of invoices for copies billed out by the Publisher.

XV.   AUTHOR'S COPIES
                                   The Publisher agrees to present to the Author
                              100 free copies of said Work upon publication, and to permit the Author to purchase from it further copies for its own personal use, at a discount of forty percent off list price. Author shall be billed directly for these copies, and shall make payment therefor within thirty 30 days of invoice date. No consignment sales shall be made to Author. Author shall not receive royalties on sales made to him.

XVI. RECOVERABLE PAYMENTS
                                   All payments made by Publisher to the Author,
                              whether under this agreement or not, shall be chargeable against recoverable from any or all monies accruing to the Author under this contract and for all other contracts between the parties or their assigns.

XVII. TAX WITHHOLDING
                                   It is mutually agreed that State, Federal and
                              Foreign taxes on the Author's earnings, when paid by the Publisher, are proper charges against the Author's earnings due under this agreement, and may be withheld by the Publisher.

XVIII. ASSIGNMENT
                                   This agreement shall be binding upon and
                              shall inure to the benefit of the parties hereto, their successors, assigns, executors, administrators and/or personal representatives and may be assigned by either party hereto, except that no assignment by the Author shall be valid against the Publisher unless the Publisher has received written notice therefrom from the Author and has consented to the same in writing.

XIX. ARBITRATION
                                   Any controversy or claim arising out of this
                              agreement or the breach thereof shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award may be entered in the highest court of the forum, State or Federal, having jurisdiction. Such arbitration shall be held in the City of Seattle, Washington, unless otherwise agreed by the parties. The Author may at his option, in case of failure to pay royalties,
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                              refuse to arbitrate, and pursue his legal
                              remedies.

XX. NOTICES
                                   Any written notice required under any of the
                              provisions of this agreement shall be deemed to have been properly served by delivery in person or by mailing the same to the parties hereto at the addresses set forth above, except as the addresses may be changed by notice in writing; provided, however, that notices of termination shall be sent by registered mail.

XXI. WAIVER
                                   A waiver of any breach of this agreement or
                              of any of the terms or conditions by either party thereto shall not be deemed a waiver of any repetition of such breach or in any wise affect any other terms or conditions hereof; no waiver shall be valid or binding unless it shall be in writing, and signed by the parties.

XXII. DELIVERY OF CONTRACT
                                   This agreement shall be binding on either the
                              Publisher or the Author unless it is signed by both parties and delivered to the Publisher within a period of two months from the date of the agreement.

The changes, alterations and interlineations made in Articles VII, X, XVI of this contract and the additional Articles numbered None were made and added before execution hereof.

    IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands and seals the day and year first above written.



Christopher Carde                        Ward B. Cook
---------------------------------------- ---------------------------------------
    (Witness to Signature of Author)                    (Author)
          (Christopher Carde)

                                         ---------------------------------------
                                                     Author's Social Security or
                                                       Tax Identification Number

                                         USA
                                         ---------------------------------------
                                                            Author's Citizenship

Christopher M. Carde                     Jerald Miller
---------------------------------------- ---------------------------------------
               (Attest)                    (Lighthouse Publishing Group, Inc.)
          (Christopher Carde)                         (Jerald Miller)